EXHIBIT 99.1

PepsiCo Announces Robert C. Pohlad
Elected to Board of Directors

PURCHASE, NY – March 13, 2015 – PepsiCo, Inc. [NYSE: PEP] announced today that its Board of Directors elected Robert C. Pohlad as an independent member of the Board, effective March 23, 2015.

“Bob brings to our Board a spirit of entrepreneurship built on decades of experience in the beverage industry,” said Indra Nooyi, PepsiCo Chairman and CEO. “His significant expertise in the beverage and finance sectors will provide valuable, independent insights as we continue to innovate and drive long-term profitability.”

Mr. Pohlad currently serves as President of Dakota Holdings, LLC, a Minneapolis-based holding company, which operates more than 25 businesses in financial services and banking, commercial real estate, automotive sales and sports and entertainment. Mr. Pohlad previously served as Chairman and Chief Executive Officer of PepsiAmericas, Inc., which was PepsiCo’s second largest bottler at the time of its acquisition by PepsiCo in February 2010.

“We’re pleased to welcome Bob to our Board,” said Ian Cook, Presiding Director. “His more than 25 years of executive experience is something that will benefit not only the Board, but all shareholders.”

“I am excited to put my knowledge of the industry to work for PepsiCo and all its shareholders, and I look forward to working with PepsiCo’s Board and leadership team to continue to drive long-term value as a food and beverage innovator,” said Pohlad.

About Robert C. Pohlad
Robert C. Pohlad, 60, has served as President of Dakota Holdings, LLC (and its predecessors) since 1987. The company operates more than 25 businesses in financial services and banking, commercial real estate, automotive sales and sports and entertainment. It is based in Minneapolis, MN.

From 2002 to 2010, Mr. Pohlad was Chairman and Chief Executive Officer of PepsiAmericas, Inc., the second-largest bottler of PepsiCo products at the time of its acquisition by PepsiCo in February 2010.

Mr. Pohlad was named Chief Executive Officer of PepsiAmericas, Inc. in 2000 and previously served as chief executive officer of its predecessor entities beginning in 1988.

From 1983 to 1987, Mr. Pohlad was President of the Pepsi-Cola Bottling Company of Portland/Salem in Oregon and from 1986 to 1987 was also Area Vice President of the Northwest Region of the Pepsi-Cola Bottling Group.

Additionally, Mr. Pohlad and his family have owned the Minnesota Twins, a Major League Baseball team, since 1984.

Mr. Pohlad is a graduate of Arizona State University (1976). He is a member of the Board of Trustees for the University of Puget Sound as well as a former member and chair of the Board of Visitors of the University of Minnesota Medical School. Mr. Pohlad previously served on the Board of Directors at PepsiAmericas (2000-2010), Grow Biz International, Inc. (1993-2000), Mair Holdings, Inc. (1995-2008) and Airtran Holdings, Inc. (1997-1998). For additional information regarding Mr. Pohlad, please refer to the Current Report on Form 8-K filed by PepsiCo with the Securities and Exchange Commission on March 13, 2015.

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About PepsiCo
PepsiCo products are enjoyed by consumers one billion times a day in more than 200 countries and territories around the world. PepsiCo generated more than $66 billion in net revenue in 2014, driven by a complementary food and beverage portfolio that includes Frito-Lay, Gatorade, Pepsi-Cola, Quaker and Tropicana. PepsiCo’s product portfolio includes a wide range of enjoyable foods and beverages, including 22 brands that generate more than $1 billion each in estimated annual retail sales. At the heart of PepsiCo is Performance with Purpose – our goal to deliver top-tier financial performance while creating sustainable growth in shareholder value. In practice, Performance with Purpose means providing a wide range of foods and beverages from treats to healthy eats; finding innovative ways to minimize our impact on the environment and reduce our operating costs; providing a safe and inclusive workplace for our employees globally; and respecting, supporting and investing in the local communities where we operate. For more information, visit www.pepsico.com.

Cautionary Statement
Statements in this communication that are “forward-looking statements” are based on currently available information, operating plans and projections about future events and trends. Terminology such as “aim,” “anticipate,” “believe,” “drive,” “estimate,” “expect,” “expressed confidence,” “forecast,” “future,” “goals,” “guidance,” “intend,” “may,” “objectives,” “outlook,” “plan,” “position,” “potential,” “project,” “seek,” “should,” “strategy,” “target,” “will” or similar statements or variations of such terms are intended to identify forward-looking statements, although not all forward-looking statements contain such terms. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from those predicted in such forward-looking statements. Such risks and uncertainties include, but are not limited to: changes in demand for PepsiCo’s products, as a result of changes in consumer preferences or otherwise; changes in the legal and regulatory environment; imposition of new taxes, disagreements with tax authorities or additional tax liabilities; PepsiCo’s ability to compete effectively; PepsiCo’s ability to grow its business in developing and emerging markets or unstable political conditions, civil unrest or other developments and risks in the markets where PepsiCo’s products are made, manufactured, distributed or sold; unfavorable economic conditions in the countries in which PepsiCo operates; increased costs, disruption of supply or shortages of raw materials and other supplies; failure to realize anticipated benefits from PepsiCo’s productivity initiatives or global operating model; disruption of PepsiCo’s supply chain; product contamination or tampering or issues or concerns with respect to product quality, safety and integrity; damage to PepsiCo’s reputation or brand image; failure to successfully complete or integrate acquisitions and joint ventures into PepsiCo’s existing operations or to complete or manage divestitures or refranchisings; PepsiCo’s ability to hire or retain key employees or a highly skilled and diverse workforce; loss of any key customer or changes to the retail landscape; any downgrade or potential downgrade of PepsiCo’s credit ratings; the ability to protect information systems against or effectively respond to a cybersecurity incident or other disruption; PepsiCo’s ability to implement shared services or utilize information technology systems and networks effectively; fluctuations or other changes in exchange rates, including the potential introduction of new exchange mechanisms in Venezuela; climate change, or legal, regulatory or market measures to address climate change; failure to successfully negotiate collective bargaining agreements or strikes or work stoppages; any infringement of or challenge to PepsiCo’s intellectual property rights; potential liabilities and costs from litigation or legal proceedings; and other factors that may adversely affect the price of PepsiCo’s common stock and financial performance.

For additional information on these and other factors that could cause PepsiCo’s actual results to materially differ from those set forth herein, please see PepsiCo’s filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K and subsequent reports on Forms 10-Q and 8-K. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. PepsiCo undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:	Jay Cooney 914-325-3485 jay.cooney@pepsico.com